Exhibit 10.6

SUSTAINABLE DEVELOPMENT TECHNOLOGY CANADA

PROJECT FUNDING AGREEMENT

TABLE OF CONTENTS

1.0	INTERPRETATION	3

2.0	TERM	7

3.0	CONTRIBUTION PAYMENTS	7

4.0	ELIGIBLE PROJECT COSTS	10

5.0	REPORTING	10

6.0	ACCOUNTS, AUDITS AND INSPECTIONS	11

7.0	COVENANTS OF THE RECIPIENT	11

8.0	REPRESENTATIONS AND WARRANTIES	12

9.0	INTELLECTUAL PROPERTY	14

10.0	CONFIDENTIAL INFORMATION	15

11.0	INDEMNITY	16

12.0	LIMITATION OF LIABILITY	16

13.0	TERMINATION OF AGREEMENT	16

14.0	ASSIGNMENT	20

15.0	DISPUTE RESOLUTION	20

16.0	PUBLICITY, ACKNOWLEDGEMENTS AND COMMUNICATIONS	21

17.0	NOTICES	21

18.0	GENERAL CONTRACT PROVISIONS	21

SCHEDULES

Schedule A	Technology and IP Summary

Schedule B	Project Summary, Objectives and Work Plan

Schedule C	Project Budget, Funding Sources and Payment Schedule

Schedule D	Consortium Members

Schedule E	Project Reporting Requirements

Schedule F	Environmental and Economic Benefits Forecast

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PROJECT FUNDING AGREEMENT

THIS PROJECT FUNDING AGREEMENT (the “Agreement”) is made this 25th day of March, 2021, (the “Effective Date”) between:

CANADA FOUNDATION FOR SUSTAINABLE DEVELOPMENT TECHNOLOGY

(“SDTC”)

and

ADVEN INDUSTRIES INC.

(“Recipient”)

RECITALS

A.	SDTC is a not for profit foundation constituted for the purpose of fostering the development and adoption of technologies that contribute to Sustainable Development Technologies infrastructure in Canada by contributing to the rapid development, demonstration and pre-commercialization of technological solutions that address climate change, clean air, clean water and clean soil.

B.	SDTC entered into Contribution Agreement Eight dated August 27, 2018 pertaining to the Sustainable Development Technology Fund with Her Majesty the Queen in Right of Canada represented by the Minister of Industry.

C.	SDTC and the Recipient agree that for the Recipient to carry out the Project entitled: 300 t/y AdvEn Super Activated Carbon Commercial Demonstration Plant as described in the Proposal dated October 25, 2020 (the “Proposal Date”) and Work Plan attached as Schedule B and assigned the Project number SDTC-2021-A-3754, the Recipient will require financial assistance from SDTC.

D.	SDTC is willing to provide funding to the Recipient for the Project on the terms and conditions contained in this Agreement.

THEREFORE, SDTC and the Recipient agree as follows:

1.0	INTERPRETATION

1.1	Definitions

“Acceptance” means written acknowledgement by SDTC or any of its delegates, acting reasonably, that the reports or other documents submitted to SDTC conform to the requirements of this Agreement, and “Accept” means the act of providing an Acceptance.

“Background Intellectual Property” means all intellectual property that is not first conceived, developed or reduced to practice by the Recipient pursuant to the Project and that is proprietary to the Recipient.

“Budget” means the Project Budget listed in Schedule C.

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“Completion Date” means the date when the Project is completed.

“Confidential Information” means any information of a disclosing party that is confidential to the disclosing party and disclosed by the disclosing party to the receiving party (a) in writing marked as “Confidential” (or like designation) at the time of disclosure, or (b) in any other manner identified as confidential at the time of disclosure and summarized and designated as confidential in a written memorandum delivered to the receiving party within 30 days of the disclosure.

“Consortium” means the entities listed in Schedule D collectively.

“Consortium Member” means a member of the Consortium, who through collaboration, cooperation and contribution of resources, participates in carrying out the Project.

“Contingency Fee” means any payment that is contingent upon a degree of success in soliciting or obtaining this Agreement, including the funding contemplated by this Agreement, or negotiating any of its terms.

“Contribution Agreement” means the Contribution Agreement Eight dated August 27, 2018 between SDTC and Her Majesty the Queen in Right of Canada.

“Development” means the translation and technological advancement of applied research findings into a plan, blueprint, design or implementation of new, modified or improved products, processes or services, including the creation and testing of a prototype not intended to be commercially used within the Period of Funding.

“Eligible Project” means a Project carried on, or primarily carried on, in Canada by a Recipient to develop and demonstrate new Sustainable Development Technologies.

“Eligible Project Costs” means costs that are directly attributable to the Project and consist of:

(a)	professional, scientific, technical and contractual services costs (including trades, contracts for project and financial audits, third party verification);

(b)	field testing services;

(c)	feasibility studies related to the Project;

(d)	salaries and benefits, including administrative labour related to the Project;

(e)	professional and administrative fees related to obtaining an Intellectual Property Right;

(f)	licence fees and permits;

(g)	supplies and equipment, including the costs to purchase, rent, fabricate and install supplies and equipment;

(h)	furniture (pro-rated amount as applicable);

(i)	purchase, installation, testing and commissioning of equipment, materials and products, including diagnostic and testing tools and instruments, repair and upgrade;

(j)	laboratory and field supplies and materials;

(k)	reasonable travel and conference expenses related to the Project;

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(l)	printing and production services;

(m)	shipping costs, including customs costs;

(n)	utilities, waste removal, consumables (i.e. items used up completely during the Project such as motor oil, lubricants, transmission fluids);

(o)	data collection services, including processing, analysis and management;

(p)	communication and distribution costs;

(q)	translation costs;

(r)	capital items specifically required for the delivery of the Project, including the lease of land or license to use land, data collection equipment, prototypes, pilot plants or demonstration facilities, provided that they have no residual value beyond the Period of Funding, as determined by Recognized Accounting Standards; and

(s)	the depreciation expense of capital items during the Period of Funding (i.e. cost of utilization) that have residual value as determined by Recognized Accounting Standards.

“Environmental Assessment” means an environmental assessment conducted in accordance with the Canadian Environmental Assessment Act, or required under any other applicable federal, provincial, territorial or municipal legislation.

“FAA” means the Financial Administration Act (Canada).

“Government Funding” means any grant, loan or other financial assistance from any federal, territorial, provincial or municipal government or government agency, including funding from SDTC pursuant to this Agreement and federal and provincial tax credits that relate to Project development work.

“including” (or “includes”) means including (or includes) without limitation.

“Intellectual Property Right” means all tangible and intangible and now known or hereafter existing worldwide (a) rights associated with works of authorship, including copyrights and moral rights, (b) trade secret rights, (c) patents, designs, algorithms and other industrial property rights, (d) all other intellectual and industrial property and proprietary rights of every kind and nature throughout the universe and however designated (other than trademark and trade name rights and similar rights), whether arising by operation of law, contract, license or otherwise, and (e) all registrations, applications, renewals, extensions, continuations, divisions or reissues in force now or in the future (including rights in any of the foregoing).

“Market Impact” means the Technology Impact that is attributable to the market penetration of the Project’s technology or technologies.

“Milestone” means completion of a measured Project activity as set forth in Schedule B, the achievement of which entitles the Recipient to submit Project reports to SDTC for payment of an installment of the Contribution.

“Minister” means the Minister within the meaning of the Canada Foundation for Sustainable Development Technology Act (Canada).

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“Non-Eligible Project Costs” mean any costs other than Eligible Project Costs that include:

(a)	general overhead costs of the Recipient, including operating costs related to general maintenance and repairs;

(b)	costs to decommission the Project;

(c)	capital costs associated with ongoing scientific or technical activities of the Recipient;

(d)	costs associated with the subsequent diffusion of the technology;

(e)	fees and expenses incurred in relation to lobbying or government relations activities;

(f)	contingency Fees; and

(g)	legal and financing fees and costs, other than legal fees for obtaining an Intellectual Property Right.

“Payment Date” means the forecast date on which an installment of the Contribution is paid by SDTC to the Recipient.

“Period of Funding” means a maximum five-year period beginning on the Project start date listed in section 3.1 during which the Project may receive funding from SDTC, excluding the five-year reporting period that follows the Project’s completion.

“Project” means the Project described or referred to in Schedule A and Schedule B, and defined in the Proposal.

“Project Expense Report” means the report that summarizes the project expenses incurred during the Period of Funding.

“Project Impact” means the Technology Impact attributable to the Project, taking into consideration both positive and negative impacts.

“Project Intellectual Property” means all intellectual and industrial property developed, produced, created or invented in connection with the performance of the Project including, data, techniques, methods, processes, know-how, inventions, improvements, enhancements, designs, formulae, photographs, drawings, plans, specifications, reports, studies, technical and procedural manuals, programs (including firmware and software, in source code and object code form, whether susceptible to copyright or not), and Confidential Information (including technical data and customer and supplier lists, trade secrets, know-how and databases) and all associated Intellectual Property Rights.

“Proposal” means the written document(s) submitted to SDTC by the Recipient in response to SDTC’s invitation to the Recipient to submit a detailed Project proposal.

“Recognized Accounting Standards” means recognized standards for financial reporting that are accepted sources of generally accepted accounting principles in Canada. Canada’s Accounting Standards Board has adopted International Financial Reporting Standards (IFRS) as the accounting standard to be used by publicly accountable enterprises. Accounting Standards for Private Enterprises (ASPE), Accounting Standards for not-for-Profit organizations (NFPO’s), and Public Sector Accounting Standards (PSAS) are also recognized by Canada’s Accounting Standards Board.

“Security Interest” means any security interest in, or any lien, charge or encumbrance on, the Project Intellectual Property.

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“Sustainable Development” means the development that meets the needs of the present without compromising the ability of future generations to meet their own needs.

“Sustainable Development Technologies” means technologies that make progress towards Sustainable Development and are related to climate change, clean air, clean water or clean soil.

“Technology Impact” means the increase or decrease of greenhouse gases and airborne contaminants, the increase or decrease of contaminants in water and soil, and the increase or decrease in water usage attributable to a technology or technologies, achieved through emission reductions or removal enhancements, and calculated using generally accepted practices as reasonably determined from time to time by SDTC.

“Work Plan” means the Work Plan and Statement of Project Objectives for the Project attached as Schedule B.

1.2	Where there is inconsistency between a provision in the Agreement and a Schedule or the Proposal, a specific provision takes precedence over a general provision. Otherwise, the order of precedence is this Agreement, the applicable Schedule and the Proposal.

1.3	Where any statement in this Agreement is expressed to be made by any party to its knowledge, it means such knowledge as is actually known to, or would have or should have come to the attention of, such party. If such party is a corporation, it must confirm making reasonable inquiries of all officers and employees who have overall responsibility for or knowledge of the matters relevant to such statement. Any reference to a Recipient’s knowledge with respect to a Consortium Member refers to such knowledge based on the Recipient’s reasonable due inquiry of the officers and employees of such Consortium Member.

1.4	The following Schedules are attached to and incorporated in this Agreement:

(a)	Schedule A Technology and IP Summary

(b)	Schedule B Project Summary, Objectives and Work Plan

(c)	Schedule C Project Budget, Funding Sources and Payment Schedule

(d)	Schedule D Consortium Members

(e)	Schedule E Project Reporting Requirements

(f)	Schedule F Environmental and Economic Benefits Forecast

2.0	TERM

2.1	The term of this Agreement commences on the Effective Date and, unless terminated earlier in accordance with Section 13.0, continues in full force and effect until the Acceptance by SDTC of the fifth annual post-Project report.

3.0	CONTRIBUTION PAYMENTS

3.1	Subject to the terms of this Agreement, SDTC will pay the Recipient a maximum of $3,850,000, which constitutes SDTC’s “Contribution”.

The Contribution is payable in installments, as provided in the payment schedule in Schedule C.

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SDTC will not make any payment for Project costs incurred by the Recipient prior to the Project start date of February 1, 2021.

3.2	Notwithstanding any other provision of this Agreement:

(a)	the installment amounts within the payment schedule are calculated based on SDTC’s Contribution, which represents 38.8% of the Eligible Project Costs, as provided in the Project Budget in Schedule C;

(b)	the installment amounts may be adjusted by SDTC during the Project Period if it is reasonably determined by SDTC that the actual Eligible Costs are materially less than the budgeted Eligible Costs listed in the Project Budget;

(c)	the SDTC Contribution may not exceed 50% of the Eligible Project Costs;

(d)	the Recipient will ensure that the Consortium collectively contributes a minimum of 25% of the Eligible Project Costs from non-governmental sources. This contribution can be in the form of cash, in-kind goods or services, or a combination of them;

(e)	SDTC is not obligated to pay the Contribution or any installment unless SDTC receives sufficient allocated funds from the Government of Canada;

(f)	SDTC is not obligated to pay the Contribution or any installment unless the Recipient, on or before each Payment Date, establishes to SDTC’s satisfaction that the Recipient has the financial capacity to finance the Project; and

(g)	the Recipient will, if requested, declare and certify to SDTC in writing all direct sources of funding for the Project, whether in place, requested or anticipated to be requested, including Government Funding identified by specific government programs.

3.3	Installments of the Contribution are to be paid to the Recipient by SDTC upon the achievement of various Milestones and upon receipt and Acceptance by SDTC of all associated Milestone reports. Upon receipt and Acceptance by SDTC of associated Milestone reports, SDTC will endeavour to provide the Project payment within 45 days. If a Milestone report is not Accepted by SDTC, then SDTC will give notice of the rejection to the Recipient, together with its reasons for the rejection, and the Recipient has 20 days to provide revised reports in support of such claim. SDTC has 10 days to provide notice of Acceptance or rejection of revised reports. If the claim is again rejected by SDTC, then such process and time periods for the submission of reports continue until the claim is Accepted or the Agreement is terminated. The reasonable rejection by SDTC of any claim after three submissions constitutes an Event of Default.

3.4	SDTC will withhold 10% (the “Holdback”) from each installment of the Contribution payable until:

(a)	the Project has been completed to the satisfaction of SDTC;

(b)	all required reports have been received and approved by SDTC; and

(c)	SDTC has Accepted the Project Financial Audit (or has determined that no Project Financial Audit is required);

at which time, SDTC will, subject to Section 3.5, pay the Holdback to the Recipient.

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3.5	The obligation of SDTC to make a payment to the Recipient of each installment of the Contribution is subject to the fulfillment, or the waiver by SDTC in its sole discretion, of each of the following conditions on or before the time of each such payment:

(a)	Accuracy of Representations and Warranties. Each representation and warranty contained in Section 8.0 must be true on and as of the Payment Date with the same force and effect as though such representation and warranty had been made on and as of that date; and

(b)	Performance. The Recipient must have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Recipient.

3.6	SDTC is not obligated to pay any part of a claim after March 31, 2026 unless SDTC first obtains in form satisfactory to SDTC authorization from the Government of Canada in accordance with the Contribution Agreement to disburse funds after such date.

3.7	The Recipient confirms that the environmental assurances and disclosures set forth in the Proposal are true in all material respects, and that:

(a)	if the Project requires an environmental assessment under federal, provincial, territorial or municipal legislation, such assessment has been undertaken and SDTC has been provided with a summary of the results of the required environmental assessment; or

(b)	if the Project does not require an environmental assessment under federal, provincial, territorial or municipal legislation, the Recipient has provided to SDTC a statement indicating that a self-assessment of environmental impacts was conducted and that any necessary mitigating measures will be implemented.

3.8	The occurrence of any one or more of the following events constitutes an overpayment:

(a)	SDTC pays a claim and later determines that the claim contained a cost that was a Non-Eligible Project Cost (in which case the amount of overpayment is the amount paid in respect of the Non-Eligible Project Cost);

(b)	The Recipient is not in compliance with Section 3.2(d) or, without SDTC’s consent, the Consortium provides less funding for the Project than specified in the Budget (in which case the amount of overpayment is the difference between the amount of the Contribution actually paid by SDTC and the amount that SDTC would have paid if the Contribution had been calculated based on the amount of funding actually provided by the Consortium);

(c)	SDTC’s Contribution to the Project exceeds 50% of the Project’s Eligible Project Costs (in which case the amount of overpayment is the difference between the amount of the Contribution actually paid by SDTC and 50% of the Project’s Eligible Project Costs);

(d)	The Recipient receives revenues from the sale of Project assets during the Period of Funding, or there is a commercial use of the Project’s assets unrelated to the Project that results in income during the Period of Funding (in which case, the amount of overpayment is equal to the proportion of such proceeds or income that SDTC’s Contribution bears to the Eligible Project Costs of the Project, in each case to a maximum amount equal to the Contribution); or

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(e)	The Recipient pays dividends or makes a distribution to its shareholders from Project revenues (in which case, the amount of overpayment is equal to the dividends paid or distribution made, up to a maximum amount equal to the Contribution).

The amount of any overpayment constitutes a debt due to SDTC, and the Recipient must repay such amount to SDTC immediately. SDTC is entitled to offset any such overpayment amount against future installments of the Contribution.

The sale of a Project asset includes the sale of any capital item, Project Intellectual Property, material or equipment considered to be an Eligible Project Cost, and the commercial use of Project assets includes the sale or lease of any goods or services produced using Project assets, excluding non-exclusive licensing or sub-licensing of Background Intellectual Property in the normal course of business, so long as such non-exclusive or sub-licensing of Background Intellectual Property does not include any Project Intellectual Property.

The Recipient will immediately give notice in writing to SDTC of the occurrence of an event giving rise to an overpayment, specifying in detail the nature of the event.

3.9	The Recipient will provide SDTC with written notice of any proposed reasonable amendments to the Work Plan, Milestones, Budget and anticipated results. SDTC has the right to review the proposed amendment and consult with the Recipient and external consultants. Following SDTC’s receipt of the amendment notice: (i) if SDTC at SDTC’s own discretion or after consultation, does not agree with the proposed amendment, it will not be Accepted; or (ii) if SDTC agrees with the proposed amendment, it will advise the Recipient in writing and this Agreement will be amended in accordance with Section 18.2.

4.0	ELIGIBLE PROJECT COSTS

4.1	The Recipient is responsible for certifying that:

(a)	all costs described as Eligible Project Costs in the Project Expense Report and submitted to SDTC for payment of a Contribution installment are accurate and are Eligible Project Costs;

(b)	all labour rates submitted as Eligible Project Costs in the Project Expense Report are equal to the salary of the actual employee performing the work, and all costs for labour rates claimed are directly related to the Project; and

(c)	the cost claimed for any services or equipment submitted as an Eligible Project Cost do not include profit to the Recipient or any Consortium Member or any party related to or otherwise not at arm’s length to any of them and is supported by timesheets or invoices.

4.2	SDTC will determine whether a cost is an Eligible Project Cost, and such determination is final and binding upon the Recipient.

5.0	REPORTING

5.1	The Recipient will submit to SDTC the reports listed in Schedules B and E and otherwise reasonably requested by SDTC.

5.2	Subject to Section 10.0, the Recipient grants to SDTC a limited license to copy and distribute all information submitted to it pursuant to this Section 5.0 for the purposes of SDTC fulfilling its obligations under this Agreement and to the Government of Canada.

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5.3	Upon Project completion, the Recipient will certify to SDTC as to any Government Funding received in addition to that outlined in the Proposal, and any amounts owing to SDTC resulting from over-funding due to changes in Project costs or accounting errors.

6.0	ACCOUNTS, AUDITS AND INSPECTIONS

6.1	During the term of this Agreement and for a period of five years following the completion of the Project, the Recipient will:

(a)	maintain proper books, accounts and records of its financial contributions and costs and expenses incurred and paid in connection with the Project, and keep related supporting documentation such as invoices and timesheets;

(b)	maintain proper and accurate records relating to the environmental impact, sales revenues, employment impacts, technology developments (including patents and patent applications) and other impacts of the Project; and

(c)	make available to SDTC the items listed in Sections 6.1(a) and 6.1(b) and permit SDTC to examine, audit and take copies.

6.2	At SDTC’s discretion, a third party auditor selected by SDTC may audit the Recipient’s accounts and records in relation to the Project, including Eligible Project Costs, at the expense of the Recipient. Such auditor will prepare a Project Financial Audit Report. SDTC’s auditors may also audit the Recipient’s accounts and records at the expense of SDTC.

6.3	The Recipient will ensure that SDTC or its designate has access during normal working hours to any location where the Project is being carried out in order to inspect and assess the progress of the Project and all matters relating to the Project.

6.4	The Recipient will:

(a)	permit the Minister and the Auditor General of Canada or their representatives:

(i)	to audit or cause to have audited, the accounts and records of the Recipient related to the Project;

(ii)	to access the accounts and records of the Recipient (including this Agreement) and to access the business premises and Project site of the Recipient in order for the Minister and the Auditor General to conduct audits;

(b)	permit the Government of Canada’s evaluators to contact and interview or survey the Recipient where such evaluators determine that such contact and interview or survey are necessary and to obtain copies of documents in relation to the Project that the evaluators may reasonable request to conduct evaluations pursuant to the Financial Administration Act (Canada) and in compliance with the Treasury Board policy, Policy on Results; and

(c)	permit the Minister to contact and interview or survey the Recipient where such contact and interview or survey are necessary and to obtain copies of documents in relation to the Project that may reasonably be requested in order to develop government policy.

7.0	COVENANTS OF THE RECIPIENT

7.1	The Recipient will complete the Project by the Completion Date unless extended by SDTC, in its sole discretion.

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7.2	The Recipient will carry out the Project promptly, diligently and in a professional manner and in accordance with the terms and conditions of this Agreement and the Proposal.

7.3	The Recipient will comply with all federal, territorial, provincial and municipal laws in relation to the Project.

7.4	The Recipient will use reasonable efforts to ensure that, within five years of the Completion Date, the Project Intellectual Property and technology developed in connection with the Project is made commercially available for the benefit of Canadians.

7.5	Except as provided in the Proposal, the Recipient will not subcontract the Project without the prior written consent of SDTC. The subcontract must provide that the subcontractor complies with the terms and conditions of this Agreement applicable to the subcontract.

7.6	The Recipient will maintain valid employer’s liability, property and business insurance of the kinds and in the amounts customary for the nature and scope of business carried on by the Recipient.

7.7	The Recipient will give written notice to SDTC of any (i) change in control of the Recipient, and (ii) any change to the entities listed in Schedule D.

7.8	Subject to confidentiality obligations of the Recipient to third parties, the Recipient will provide access to any individual conducting an evaluation of SDTC that is in the employ of, or engaged by, Her Majesty the Queen in Right of Canada, as represented by the Minister to the appropriate records and information sources relating to the Project to enable the evaluator to conduct such evaluation. The Recipient will cooperate with the evaluator to carry out such evaluation of SDTC.

7.9	The Recipient will maintain status as a corporation governed by the laws of Canada or a province or territory of Canada and will continue to be a party to a contract relating to the carrying out of the Project with at least one Consortium Member.

8.0	REPRESENTATIONS AND WARRANTIES

8.1	The Recipient represents and warrants on its own behalf and on behalf of the Consortium and each Consortium Member, and the Recipient acknowledges that SDTC is relying on such representations and warranties for the purpose of entering into this Agreement and making payment of any installment of the Contribution:

(a)	Corporate Power and Due Authorization. The Recipient has the corporate power and capacity to enter into and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Recipient and is a valid and binding obligation of the Recipient enforceable against it, subject to bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally and equitable remedies, which may only be granted in the discretion of a court.

(b)	Incorporation and Status. The Recipient is incorporated and exists under the laws of the jurisdiction of its incorporation and is in good standing in each jurisdiction it is required to be qualified or licensed.

(c)	Contribution Eligibility. The Recipient satisfies the eligibility requirements established in this Agreement and the Project is an Eligible Project. The Recipient does not anticipate that there will be significant profits directly realized from the Project during the Period of Funding.

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(d)	Sources of Funding. The Recipient satisfies the requirements of Section 3.2. All direct sources of funding for the Project, including Government Funding, are set out in Schedule C in the Project Funding Source Table.

(e)	No Conflicts. The performance of the transactions contemplated by this Agreement and compliance with the obligations of the Recipient under this Agreement will not:

(i)	conflict with or violate any provision of the constating documents of the Recipient;

(ii)	conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or other arrangement to which the Recipient is a party or by which the Recipient is bound or to which its assets are subject, other than any of the foregoing events that do not and will not, individually or in the aggregate, have a material adverse effect on the Recipient;

(iii)	result in a Security Interest imposed upon any assets of the Recipient; or

(iv)	violate any order, injunction, statute, law, rule or regulation applicable to the Recipient or any of its properties or assets.

(f)	Governmental Consents. No consent, approval, order, authorization of, registration, qualification, designation, declaration or filing with any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency is required on the part of the Recipient in connection with the execution and delivery of this Agreement except filings made prior to and effective on the Effective Date.

(g)	Accuracy of Proposal and Eligible Project Costs. All factual matters in the Proposal and in supporting material submitted are true and accurate. All estimates, forecasts and other related matters involving judgment were prepared in good faith. All costs submitted to SDTC as Eligible Project Costs for reimbursement as an installment of the Contribution are Eligible Project Costs.

(h)	Litigation. There is no material action, suit, proceeding, judgment or governmental inquiry or investigation pending nor, to the Recipient’s knowledge, is there any basis for or threat of them against the Recipient or any of the Consortium Members, or that questions the validity of this Agreement, or the right of the Recipient to enter into this Agreement, or that might result, either individually or in the aggregate, in a material adverse effect, nor is there any litigation pending, or, to the Recipient’s knowledge, any basis for or threat of litigation, against the Recipient or any Consortium Member by reason of the actual or proposed activities of the Recipient or the Consortium Member.

(i)	Insurance. The Recipient’s insurance policies are in full force and effect, and the Recipient is not in default with respect to (i) the payment of any premium or (ii) any material provisions contained in such policies. The Recipient and, to the knowledge of the Recipient, each Consortium Member maintains valid worker’s compensation insurance.

(j)	Absence of Changes. Since the Proposal Date, there has not been (a) any material adverse change in the assets, liabilities, financial condition or operations of the Recipient or, to the knowledge of the Recipient, the Consortium or any Consortium Member from those reflected in the Proposal; (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Project or the properties or business of the Recipient or, to the knowledge of the Recipient, any Consortium Member.

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(k)	Permits. The Recipient has all requisite licenses, permits and certificates, including environmental, work, health and safety permits, from federal, provincial and local authorities necessary to conduct its business and to carry out the Project (other than licenses and permits not yet required, but that will be obtained in due course). The Recipient and to the knowledge of the Recipient, each Consortium Member has complied and will comply in carrying out the Project, in all material respects, with all applicable laws.

(l)	Environmental Matters. The Recipient and each Consortium Member has complied and will comply in carrying out the Project, in all material respects, with all applicable environmental laws. The Recipient and to the knowledge of the Recipient, each Consortium Member complied with any requirements to perform an Environmental Assessment with respect to the Project and notified SDTC of the need for and the completion of such Environmental Assessment(s).

(m)	Disclosures. Neither the Proposal or this Agreement, nor any Schedule, nor any report provided to SDTC in connection with the transactions contemplated by this Agreement, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements not misleading.

(n)	International Agreements. To the knowledge of the Recipient, the trade and competition impacts resulting from the marketing and commercialization of the products resulting from the Project will not conflict with any international agreements in the markets in which it intends to participate.

(o)	Contingency Fees. The Recipient has not incurred any liability for and will not pay or agree to pay, either directly or indirectly, any Contingency Fees for (i) the solicitation, negotiation or obtaining of the Contribution for the Project, (ii) the transactions contemplated by this Agreement, or (iii) the entering into of this Agreement, to any person, including a broker, consultant or advisor.

9.0	INTELLECTUAL PROPERTY

9.1	Subject to Section 13.3(d), title to all Intellectual Property Rights in Project Intellectual Property vests in the Recipient and/or Consortium Members, in the manner agreed upon by the Recipient and the Consortium Members, and, for greater certainty, does not vest in SDTC.

9.2	The Recipient will ensure that all employees or contractors working on the Project assign all Intellectual Property Rights in and to any Project Intellectual Property to the Recipient or a Consortium Member and that each person contributing to the development of Project Intellectual Property executes a written permanent waiver of moral rights (as defined in the Copyright Act) in any copyright arising in connection with the Project Intellectual Property.

9.3	The Recipient will disclose to SDTC all arrangements and agreements among the Consortium Members with respect to the ownership of Project Intellectual Property.

9.4	The Recipient will disclose to and update SDTC with any changes to all Security Interests on or against any Project Intellectual Property. In addition, throughout the term of this Agreement, the Recipient will disclose in advance to SDTC in writing its intention to grant a Security Interest over any part of the Project Intellectual Property in favour of a third party, including any Consortium Member.

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9.5	The Recipient will not and will ensure that no Consortium Member will, at any time before the date that is five years following the Completion Date, transfer or permit the transfer (by sale, assignment, exclusive license or otherwise) of any material portion of the Project Intellectual Property to a non-resident of Canada without the prior written consent of SDTC, which SDTC may grant or withhold in its sole discretion.

10.0	CONFIDENTIAL INFORMATION

10.1	Any Confidential Information received by either party (a “receiving party”) pursuant to this Agreement may be used, disclosed or copied only for the purposes of and only in accordance with, this Agreement. The receiving party will use the same degree of care, but no less than reasonable care, used to protect its own confidential information and to prevent the unauthorized use, disclosure or publication of Confidential Information. The receiving party will:

(a)	only disclose Confidential Information to its bona fide employees, contractors or suppliers who need to obtain access for purposes consistent with this Agreement;

(b)	not make or have made any copies of Confidential Information except those copies that are necessary for the purposes of this Agreement; and

(c)	affix to any copies it makes of the Confidential Information, all proprietary notices or legends as they appear on the copies of the Confidential Information originally received from the disclosing party.

10.2	The Recipient recognizes that SDTC is required to verify that the purpose and objectives of the Project are being achieved pursuant to the Contribution Agreement between SDTC and the Government of Canada. The Recipient will cooperate with SDTC to enable SDTC to effectively report to the Government of Canada, and SDTC may provide a copy of this Agreement to the Minister. SDTC will not disclose Confidential Information received from the Recipient to the Government of Canada unless such information is aggregated with similar information from other projects and is not attributed to the Recipient or other Consortium Members, in which case the information is deemed not to be Confidential Information.

10.3	The receiving party will not be bound by obligations restricting disclosure and use found in this Agreement with respect to any Confidential Information that:

(a)	was known by the receiving party prior to disclosure;

(b)	was lawfully in the public domain prior to its disclosure;

(c)	was disclosed to the receiving party by a third party who is not in breach of any confidentiality obligation in respect of such information;

(d)	is independently developed by the receiving party; or

(e)	is disclosed when disclosure is compelled pursuant to legal, judicial or administrative proceedings, or otherwise required by law, so long as the receiving party, to the extent legally permitted, advises the disclosing party of any such disclosure in a timely manner prior to disclosure.

10.4	Except for disclosures authorized under the terms of this Agreement, the receiving party will notify the disclosing party immediately upon learning of any unauthorized disclosure of the disclosing party’s Confidential Information.

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10.5	The Recipient agrees that SDTC may provide Confidential Information to funding agencies of the Government of Canada or provincial, territorial or municipal governments, not-for-profit entities involved in providing funding to projects (such as Green Municipal Fund) and the Government of Canada’s Clean Growth Hub (a whole-of-government focal point for clean technology focused on supporting companies and projects) for their consideration in connection with possible funding of the Project, in each case so long as they are subject to reasonable confidentiality obligations in respect of such Confidential Information.

11.0	INDEMNITY

11.1	The Recipient will indemnify SDTC and its board of directors, members, employees and agents and the Government of Canada from and against any claims, damages, losses, costs and expenses that they may at any time incur or suffer as a result of or arising out of:

(a)	any injury to persons (including injuries resulting in death) or loss of or damage to property that is or is alleged to be caused by or suffered as a result of the carrying out the Project, except to the extent caused by the negligence of SDTC, its board of directors, members, employees or agents;

(b)	any claim, demand or action for the infringement or alleged infringement of any Intellectual Property Right of a third party; and

(c)	any claim, demand or action made by a third party against them based upon SDTC’s capacity as a provider of financial assistance under this Agreement, including any claim in respect of materials or services provided by a third party to the Recipient or to a subcontractor or supplier of the Recipient.

12.0	LIMITATION OF LIABILITY

12.1	Neither party has any liability for any indirect, incidental, special or consequential damages, however caused and on any theory of liability (including negligence), arising out of this agreement, including loss of anticipated profits, even if such party has been advised of the possibility of such damages. These limitations apply notwithstanding any failure of essential purpose or any limited remedy. Except for claims under Section 11.1(b), neither party is liable to the other for damages in excess of the amount of the Contribution actually paid to the Recipient by SDTC pursuant to this Agreement.

12.2	The Recipient acknowledges that SDTC may provide funding to numerous entities, some of which may be competitive with the Recipient or Consortium Members or which may be competitive with the technology developed in connection with the Project (“Competitive Entities”). SDTC is not liable to the Recipient for any claim arising out of, or based on (i) the provision of funding by SDTC to any Competitive Entity; or (ii) actions taken by any partner, officer or other representative of SDTC to assist a Competitive Entity, whether or not such action has a detrimental effect on the Recipient or the Project. SDTC will in all circumstances maintain the confidentiality of all information provided to it by the Recipient in accordance with the terms of this Agreement.

13.0	TERMINATION OF AGREEMENT

13.1	The following constitute events of default (each an “Event of Default”):

(a)	the Recipient becomes bankrupt or insolvent, goes into receivership, or ceases to carry on business, in the opinion of SDTC, or takes the benefit of any statute relating to bankrupt or insolvent debtors;

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(b)	an order is made that is not being contested or appealed by the Recipient or resolution passed by the Recipient for the winding up of the Recipient or the Recipient is dissolved;

(c)	the Recipient has submitted materially false or misleading information or has made misrepresentations of a material nature to SDTC, other than in good faith;

(d)	the Recipient makes a materially false or misleading statement concerning support by SDTC in an internal and/or public communication, other than in good faith;

(e)	the Recipient ceases its activities or substantially changes the nature of its business;

(f)	the Recipient has not met or satisfied in a material respect any of the material terms and conditions of this Agreement;

(g)	the Recipient has failed or neglected to pay SDTC any amount due in accordance with this Agreement; and

(h)	SDTC, acting reasonably, rejects the third consecutive submission of any report in support of a claim under Section 3.3.

13.2	The events in paragraphs (c), (d), (e), (f) and (g) of Section 13.1 will only be considered Events of Default if the Recipient has been notified in writing by SDTC of the alleged default and the Recipient has not rectified the default to the satisfaction of SDTC within such period as SDTC may specify in the notice or has not demonstrated, to the satisfaction of SDTC, that it has commenced to rectify the default.

13.3	Upon the occurrence of an Event of Default, SDTC may, in its sole discretion exercise one or more of the following options:

(a)	terminate the whole or any part of this Agreement, including any obligation by SDTC to make any payment under this Agreement, including any obligation to pay an amount owing prior to such termination;

(b)	suspend any obligation by SDTC to make any payment under this Agreement, including any obligation to pay an amount owing prior to such suspension;

(c)	require the Recipient to repay forthwith to SDTC all or part of the Contribution;

(d)	cause the Recipient to convey all Project Intellectual Property directly to the Government of Canada and cause the Recipient to grant to the Government of Canada any license required to exercise the Intellectual Property Rights in the Background Intellectual Property;

(e)	have the Recipient transfer and assign to SDTC all of the Recipient’s right, title and interest in and to equipment, capital assets and supplies purchased by the Recipient to carry out the Project (to the extent they were acquired using funds provided by SDTC); and

(f)	exercise any other remedy available to SDTC at law or in equity.

13.4	If SDTC exercises its rights under Section 13.3(d), the Recipient will:

(a)	do and execute or cause to be done or executed all acts necessary or reasonably required to give full effect to the assignment to the Government of Canada pursuant to Section 13.3(d) of the Recipient’s rights in the Project Intellectual Property. The Recipient irrevocably designates and appoints SDTC and its duly authorized officers and agents as the Recipient’s agent and attorney in fact, to act for and on behalf of the Recipient to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations with the same legal force and effect as if executed by the Recipient;

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(b)	obtain a written permanent waiver of moral rights (as defined in the Copyright Act (Canada)), in a form acceptable to SDTC, from every author who contributed to any Intellectual Property Rights that arose from the Project and are subject to copyright protection; and

(c)	at the expense of SDTC, afford the Government of Canada all reasonable assistance in the preparation and prosecution of applications for registration of any Intellectual Property Right that arose from the Project.

13.5	If, in the reasonable determination of SDTC, the Recipient fails to use commercially reasonable efforts to ensure that within five years of the Completion Date the Project Intellectual Property and technology developed in connection with the Project is made commercially available for the benefit of Canadians in accordance with Section 7.4, the Government of Canada is deemed to have been granted a non-exclusive, royalty-free, perpetual, transferrable right to use, commercialize, modify and sublicense the Project Intellectual Property and the Intellectual Property Rights in the Background Intellectual Property required for the Project Intellectual Property.

13.6	Transfer to Non-Resident

(a)	If, at any time before the date that is five (5) years following the Completion Date, the Project Intellectual Property or a material portion of the Project Intellectual Property is transferred (by sale, assignment, exclusive license or otherwise) to a non-resident of Canada without obtaining the prior written consent of SDTC in accordance with Section 9.5, the Eligible Recipient will pay to SDTC an amount equal to the amount of the Contribution paid by SDTC pursuant to this Agreement plus an amount equal to ten percent (10%) of the Total Eligible Project Costs (as set out in the table entitled “Funding Source Summary” in Schedule C) incurred up to the time of transfer.

(b)	If, at any time before the date that is five (5) years following the Completion Date, the Project Intellectual Property or a material portion of the Project Intellectual Property is transferred (by sale, assignment, exclusive license or otherwise) to a non-resident of Canada and the Recipient failed to provide notice to SDTC of the proposed transfer and to request SDTC’s consent at least 45 days prior to the effective date of the transfer, in addition to the Recipient’s payment obligation under paragraph (a), Canada will be deemed to have been granted a non-exclusive, royalty-free, perpetual, transferrable right to use, commercialize, modify and sublicense the Project Intellectual Property and the Intellectual Property Rights in the Background Intellectual Property required for the Project Intellectual Property.

(c)	The provisions of paragraphs (a) and (b) do not apply in respect of a transfer of Project Intellectual Property or a material portion of the Project Intellectual Property to a non-resident of Canada if SDTC provides its consent to the transfer.

13.7	If the Recipient determines in good faith that: (i) the Project should be terminated prior to completion or (ii) at any time after completion of the Project, commercialization is not reasonably commercially feasible, the Recipient will provide SDTC with detailed written reasons for the termination of the Project or termination of commercialization. SDTC will have a period of 60 days to assess the Project and the reasons for its termination. During such assessment, SDTC may engage the services of consultants, for which the Recipient may, at SDTC’s discretion, be required to pay the related fees and expenses. If SDTC agrees that the Project or commercialization should be terminated, SDTC will give notice to the Recipient that as of such date:

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(a)	this Agreement is terminated; and

(b)	SDTC has no obligation to pay any further installments of the Contribution, other than amounts due or accruing that have not yet been paid.

13.8	If SDTC does not agree that the Project should be terminated, then SDTC will give notice to the Recipient that as of such date:

(a)	this Agreement will be terminated in accordance with Section 13.3;

(b)	SDTC will have no obligation to pay any further installments of the Contribution, including amounts due or accruing, which have not yet been paid; and

(c)	the Recipient will transfer and assign to the Government of Canada all of the Recipient’s right, title and interest in and to the Project Intellectual Property and provide to the Government of Canada any license required to exercise the Intellectual Property Rights in the Background Intellectual Property.

13.9	SDTC may terminate this Agreement, terminate its obligations to make Contributions or reduce the amount of Contributions upon 30 days written notice to the Recipient without penalty, if:

(a)	the Contribution Agreement is materially amended, expired or terminated;

(b)	SDTC did not receive sufficient funds from the Government of Canada to enable SDTC to pay the Contribution, including as a result of a required appropriation by the Parliament of Canada being reduced or denied; or

(c)	an order is made or resolution passed for the winding up or dissolution of SDTC.

13.10	If this Agreement is terminated in accordance with Section 13.9:

(a)	any claims submitted by the Recipient prior to the effective date of the Notice of Termination may be processed by SDTC in accordance with the terms of this Agreement;

(b)	SDTC is not obligated to pay any further installments of the Contribution, including amounts due or accruing as of the effective date of the Notice of Termination; and

(c)	the Recipient releases SDTC from all claims relating to such termination (other than the payment of any part of the Contribution properly payable by SDTC to the Recipient in accordance with the terms of this Agreement).

13.11	If upon termination of this Agreement, there are, at the date of such termination, any amounts paid as part of the Contribution by SDTC to the Recipient that have not been expended by the Recipient on Eligible Project Costs, the Recipient will, upon receipt of written notice from SDTC, repay all such amounts to SDTC in full. If the Recipient does not repay all such amounts to SDTC within 30 days of the date of a written demand from SDTC to the Recipient requiring such repayment, such failure to repay constitutes an Event of Default, and SDTC will have, in addition to all rights and recourses to recover money owing at law or in equity, the rights set forth in Sections 13.3(d) and (e) and Section 13.4 of this Agreement.

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13.12	Whether or not the transactions contemplated by this Agreement are completed, the Recipient will pay all reasonable out-of-pocket, due diligence and other related expenses of SDTC including the fees and expenses of legal counsel to SDTC relating to the negotiation and settlement of this Agreement and the fees paid to consultants and advisors pursuant to Section 13.6. Such expenses, if incurred, may be deducted from an installment of the Contribution paid by SDTC to the Recipient pursuant to the terms of this Agreement. The Recipient and Consortium Members will bear their respective expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel and accountants, and in no event is SDTC responsible for such costs.

14.0	ASSIGNMENT

14.1	This Agreement may not be assigned in whole or in part by the Recipient without the prior written consent of SDTC, and any assignment made without that consent is void and of no force or effect.

15.0	DISPUTE RESOLUTION

15.1	If a dispute, claim, question or difference arises out of or relating to this Agreement or any breach of this Agreement, the parties will use reasonable efforts to settle such dispute, claim, question or difference. In doing so, they will consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to both parties.

15.2	If any dispute arises out of or relating to this Agreement that the parties are unable to resolve using reasonable efforts to settle within a period of 30 business days, then upon written notice by a party to the other, either party may submit the dispute to arbitration in accordance with the Arbitrations Act (Ontario) and the following:

(a)	the reference to arbitration is to one arbitrator, appointed by mutual agreement of the parties, or if the parties fail to agree within 10 business days, any party may apply to a court of competent jurisdiction to appoint an arbitrator;

(b)	the arbitrator will be instructed that an arbitration decision is to be rendered in writing within 30 business days of the submission of the dispute to arbitration;

(c)	unless otherwise agreed by the parties the arbitration will take place in Ottawa, Ontario, and will be conducted in English;

(d)	each party will bear the cost of preparing its own case. The arbitrator has the right to include in the award the prevailing party’s costs of arbitration and reasonable fees of attorneys, accountants, engineers and other professionals incurred by it in connection with the arbitration as the arbitrator considers fair and just in the circumstances;

(e)	the arbitrator will resolve the dispute, and the arbitrator’s decision is binding upon the parties; and

(f)	there is no appeal from any award or decision of the arbitrator.

15.3	The foregoing does not preclude any party from seeking interim or injunctive relief.

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16.0	PUBLICITY, ACKNOWLEDGEMENTS AND COMMUNICATIONS

16.1	The Recipient will acknowledge, including by word and/or wordmark, the financial support of SDTC and the Government of Canada in all publicly disseminated information relating to the Project unless otherwise directed by SDTC.

16.2	The Recipient consents to the participation by SDTC or a representative of the Government of Canada at any public event relating to the Project organized by the Recipient, the Consortium or a third party and to have the event take place on a date mutually agreed upon by the Recipient and SDTC. If directed by SDTC, the Recipient will use the corporate name and logo of SDTC and the Government of Canada’s wordmark.

16.3	No material prepared by the Recipient, the Consortium or a third party for promotional and general information of the Project, SDTC or the Contribution may be issued or distributed to the public without the prior written approval of SDTC. Such material must be submitted to SDTC for review and approval at least five business days prior to scheduled release to the public. At the request of SDTC, such material must be in both English and French. The Recipient will use the framework for press releases provided by SDTC.

16.4	SDTC may issue materials prepared by SDTC for promotional and general information purposes that refer to the Recipient, the Consortium, the Project and the Contribution without the approval or consent of the Recipient.

16.5	The Recipient will clearly identify the clientele of the Project activities and take the necessary measures to respect the spirit and intent of the Official Languages Act (Canada) to communicate with the public in the official language (i.e. English or French) of their choice. Where a significant demand exists for services from the Recipient to the public in either official language, the Recipient will endeavour to communicate to the public in that language.

17.0	NOTICES

17.1	The Recipient will forward all notices, invoices and applicable reports relating to this Agreement to their assigned SDTC Investment Lead via e-mail, or via registered mail or courier to:

Sustainable Development Technology Canada

45 O’Connor Street, Suite 1850

Ottawa, ON Canada K1P 1A4

17.2	Receipt is deemed: by registered mail, when the postal receipt is acknowledged by the other party; by electronic mail, when transmitted and receipt is confirmed; and by courier agency, when delivered.

18.0	GENERAL CONTRACT PROVISIONS

18.1	Time of Essence. Time is of the essence in the performance of the obligations under this Agreement.

18.2	Amendments. This Agreement may only be amended by a written agreement signed by authorized representatives of both parties.

18.3	Legal Relationship. Nothing contained in this Agreement as between SDTC and the Recipient, or as between the Minister and the Recipient, creates the relationship of principal and agent, master and servant, settler and trustee, employer and employee, partner or joint venture, and neither party has any right to obligate or bind the other in any manner. The Recipient will not and will ensure that the Consortium Members do not, make any representation that the Recipient is acting as agent of either SDTC or the Minister nor present itself or make any representation that could reasonably lead any member of the public to believe that the Recipient or any Consortium Member is an agent of either SDTC or the Minister.

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18.4	Severability. If any provision of this Agreement is determined to be invalid or unenforceable, that provision is deemed severed. The remaining provisions of this Agreement are not affected and remain valid and enforceable. If any portion of this Agreement is determined invalid or unenforceable, the parties will negotiate in good faith changes to the Agreement as will best preserve for the parties the benefits and obligations of such offending portion.

18.5	No Implied Waivers; Rights Cumulative. No failure or delay on the part of the parties to exercise any right, power, remedy or privilege under this Agreement, or provided by statute, at law or in equity, including the right or power to terminate this Agreement, impairs, prejudices or waives any right, power, remedy or privilege or be construed as a waiver or as an acquiescence.

18.6	Further Assurances. Each of the parties will do and perform or cause to be done and performed such further acts as may be necessary or desirable from time to time in order to give full effect to this Agreement.

18.7	Governing Law. This Agreement is governed by and is to be interpreted and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

18.8	Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all previous negotiations, communications, and other agreements, whether written or verbal, between the parties.

18.9	Successors and Assigns. This Agreement enures to the benefit of and is binding on the parties and their respective successors and permitted assigns.

18.10	Language of Agreement. This Agreement has been drafted in the English language at the express wish of the parties. Le présent document a été rédigé dans la langue anglaise à la volonté expresse des parties.

18.11	Acceptance. If this Agreement is signed by one party and is not executed by the other party within ten business days of delivery to the other party for signature, the first party may, by notice to the other party before receiving the agreement signed by that other party, retract its signature.

[Remainder of this page left intentionally blank.]

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THIS AGREEMENT is duly executed by the parties.

CANADA FOUNDATION FOR SUSTAINABLE DEVELOPMENT TECHNOLOGY

/s/ Christine Charbonneau
Christine Charbonneau
Vice President, Corporate Services

/s/ Leah Lawrence	Date signed by SDTC:
Leah Lawrence	March 26, 2021 | 12:59:38 EDT

President and CEO

ADVEN INDUSTRIES INC.
Date signed by ADVEN INDUSTRIES INC.:
/s/ Yanguang Yuan	March 26, 2021 | 12:09:07 EDT
Yanguang Yuan
Chairman and CEO

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Schedule A

Technology and IP Summary

Overview:

Activated carbon is a strategic material used to remove pollutants from gases and contaminants from wastewater. It is used in the production of pharmaceuticals and industrial chemicals. It is an essential component in many catalysts and is used in gas and energy storage systems. The standard industrial process that makes activated carbon takes a carbon-containing feedstock, roasts it to drive-off volatiles and attacks it with oxidizers, strong acids or bases to open up pores. The entire process is energy-intensive and produces large quantities of greenhouse gases.

AdvEn has developed a lower-temperature process that takes byproducts from the petrochemical industry (asphaltenes and refinery residues) to make high-purity, high-capacity activated carbon. They use a synergetic combination of non-toxic chemicals to create pores in the carbon particles. These pores can be created with customer specified dimensions and surface properties.

Their approach reduces energy consumption by 80% and enables them to produce a premium product with 50% more surface area per gram than that of their commercial competitors.

Since 2016 AdvEn has been operating a 10 t/y capacity pilot line to optimize the process for different applications, and to produce samples for customer evaluation.

Technology Summary:

Activated carbon (AC) is valued for its capacity to capture and retain targeted ions or molecules in its pores. The starting point for producing activated carbon is a carbon-rich feedstock such as coal, wood, peat, or agricultural wastes. These are roasted for many hours at 600 to 700°C to drive off moisture or other volatile components and reduce most of the hydrocarbons to nearly pure carbon (a process known as carbonization). Activation, which follows, is the process that creates or enlarges the pores in the carbon powder. It typically takes place in a steam furnace at temperatures of 900 to 1000°C for up to 10 hours. Its effects may be enhanced by chemical additives such as strong acids or strong bases (a process known as chemical activation).

The primary figure of merit is the specific surface area which is a measurement of the storage capacity of the pores. Steam activation rarely produces activated carbon with a specific surface area greater than 1200 m2/g, whereas activated carbon produced using chemical activation typically exhibits a specific surface area of 1500 to 2100 m2/g. Today’s preferred method for making the high specific surface area activated carbon is chemical activation using coconut shells as a feedstock.

AdvEn starts with asphaltenes or other refinery by-products. These feedstocks are more than 80% carbon. In contrast, the coconut shells used in the incumbent approach contains less than 50% carbon and includes significant amounts of impurities that must be driven off during the carbonization step or removed post-production. AdvEn mixes the refinery-based feedstock with proprietary additives that control pore size and roast the mixture at <500°C for approximately one hour. This is followed by activation at ~800°C for approximately one hour. Activated carbon with a specific surface area above 3200 m2/g can be produced reproducibly. Unlike biomass-based methods, AdvEn’s process is not hampered by feedstock variability and it produces a homogeneous product.

The low-cost feedstock, the lower processing temperatures (and reduced energy consumption) and the elimination of corrosive chemicals lead to an overall lower cost process.

Activated carbon is produced in four basic steps: feedstock preparation, carbonization, activation, product finishing.

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Figure 1. Basic Process Flow

•	Feedstock Preparation: The producers of activated carbon today use coal or various forms of biomass as a feedstock. Biomass feedstocks are typically agricultural wastes. Biomass must first be dried and then ground. Coal must be pulverized. AdvEn’s feedstock is typically a liquid byproduct of petroleum refining and can be introduced into the process “as is”. AdvEn adds its proprietary additives at this stage. The additives act as catalysts and can be recovered in a later step.

•	Carbonization: This step breaks down the organic compounds in the feedstock into volatile hydrocarbons, water and carbon monoxide, which are driven off, and leaves behind solid carbon. For the incumbent producers, this takes one to two hours at temperatures typically between 600 and 700°C in an inert atmosphere. AdvEn’s catalysts allow carbonization to reach completion in about an hour at < 500°C.

•

Activation: The particles of carbon coming out of carbonization are somewhat porous depending on the microstructure of the feedstock. The pores tend to be clogged with the tars that are not sufficiently volatile to be driven off at the carbonization temperatures. Activation cleans out the tars by exposing the particles to mildly oxidizing conditions, typically an hour in a mixture of air and steam at temperatures from 900 to 1000°C. This step also converts some of the carbon in the particles into carbon dioxide and in doing so expands the network of pores.

Chemical activation is a variant on the physical activation process by adding a strong base such as KOH, NaOH or K2CO3, or a strong acid such as ZnCl2, H2SO4 or H3PO4. These enhance pore growth and reduce the temperature required for activation to 900°C. Chemical activation can be slower than steam activation and can take several hours.

AdvEn takes the chemical approach one step further. They combine two activation catalysts added during carbonization that work synergistically. One additive promotes the formation of pores during carbonation, while the other promotes pore expansion and ramification. In this way, the specific surface area in AdvEn’s activated carbon is increased beyond what is produced by physical activation alone. Activation in AdvEn’s process flow can take place in under an hour at a lower temperature (800°C) and no steam is required. Energy costs and greenhouse gas emissions are lower. AdvEn has explored different combinations of additives. Two preferred additives are KHCO3 and Na3PO4. Neither is corrosive, which eliminates the main barrier to the use of chemical activation by the industry.

•	Product Finishing: After activation, the product is washed, dried and ground. In the case of conventional activated carbon, additional acid washes may be required to lower the ash content to meet customer specifications. AdvEn does not need this step because their feedstock has a low ash content to begin with. For AdvEn, the wash step is an opportunity to recover nearly all the catalysts to lower the cost of production and GHG intensity. They have filed a patent on a process for doing this.

Intellectual Property (IP) Summary:

AdvEn created and owns the core IP, the synergetic use of two non-corrosive additives instead of harsh acids or bases to increase the effectiveness of chemical activation. A patent application was filed in 2017 (see Table 1). The additives are not detectable in the final product; this makes reverse engineering unlikely to discern the innovation. AdvEn has long term plans to commercialize other forms of nanocarbon made from bitumen and to sell products that incorporate its nanocarbon in higher-value components such as electrodes. They have started building an IP portfolio to support those goals.

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Table 1. Patent Listing

IP Asset Type	Region(s)	Identifying Number	Status	Filing Date	Ownership	Description
Patent	CA, US, KR, EP, MX, JP, CN	WO201720 5960A1	Pending	2017-07-12	Owned	Activated carbons with high surface area and methods for making the same
Patent	CA, US	WO201800 6155A1	Pending	2017-06-30	Owned	Methods for enhancing the efficiency of bitumen extraction from oilsands using activated carbon-containing additives
Patent	CA, US, JP, CN, EP, KR	WO201807 6098A1	Pending	2017-10-11	Owned	Conductive flake strengthened, polymerstabilized electrode composition and method of preparing

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Schedule B

Project Summary, Objectives and Work Plan

Summary of Project Scope:

The Project will build and operate a commercial demonstration plant with an output capacity of 300 t/y. The plant will first produce batch samples committed to three engaged end-users to validate product consistency, i.e., three randomly selected 20 kg samples will be extracted from the continuous production process. Following customer acceptance of the qualification samples, the plant will begin commercial supply.

Summary of Project Objectives:

-	Finalize the detailed design and equipment specs required for the 300 t/y demo plant.

-	Procure, install and commission all the equipment required for the plant.

-	Produce ASAC™ (AdvEn Super Activated Carbon) with the quality and in the quantity that satisfies the conditional off-take agreements.

-	Identify debottlenecking and optimization opportunities. Update the production cost basis with actuals.

Key Success Metrics

Success Metric	Commercialization Target	Project Target	Achieved to date
Batch size	20 kg	20 kg	3 kg
Product consistency:
specific density	within ± 5% of specification	± 5% reproducibility
specific surface area	within ± 5% of specification	± 5% reproducibility
ash content	<0.1%	<0.2%	<0.2%
iron content	<50 ppm	<50 ppm
sulfur content	<250 ppm	<250 ppm

Summary of Identified Project Risks:

Risk Category	Identified Risk	Mitigation
Technology	Production uptime reduced dueto unforeseen operation issues	Identification of bottlenecks. QC of major equipment and storage of critical parts. Implementation of LEAN manufacturing techniques.
Product quality is not consistent

Quality-control of feedstock intake.

Real-time quality control measurement in all major production stages.

Process optimization and control.

Comprehensive operator training and competency assurance programs.

Project	Major equipment is not compatible or are otherwise deficient	Rigorous design engineering review to identify compatibility issues early and negotiate solutions Rigorous procurement practices (negotiating and demand for quality, cost efficiency and firm delivery timelines)

SDTC-2021-A-3754	SDTC CONFIDENTIAL	Page 27 of 38

Risk Category	Identified Risk	Mitigation
Market Penetration	Market reception of products is limited	Innovative marketing strategies – direct-sale, whole-sale, commodity trading, alliances/JV’s etc. Work closely with market users to meet their technical and cost performance needs.
	Cost of production higher than expected, compromising economic viability	Continue R&D efforts to optimize existing and develop novel approaches to further drive down cost and improve performance.

SDTC-2021-A-3754	SDTC CONFIDENTIAL	Page 28 of 38

Project Work Plan

Milestone 1
Milestone Objective:	Equipment Procurement, Facility Construction & Commissioning

Forecast Milestone Timeframe:	February 1, 2021 – June 30, 2021
Milestone Reports Due Date:	July 31, 2021

	Target Achievements	Measures of Success
A	Review of vendor options including viable local options Purchase terms are finalized	Purchase orders for major pieces of equipment are issued
B	Factory acceptance testing (FAT) of major equipment is conducted and targeted delivery timelines are met	All major equipment is received as per agreed timelines. FAT testing reports
C	Renovation of the lease site – (office and lab space)	Renovation completion report, including SOW document
D	Full commissioning of the facility to ensure the entire production line can start up and operate smoothly	Commissioning report
E	Full staffing level by end of milestone period	Hiring progress and staff report.

Milestone 2
Milestone Objective:	Start of Production Operations & ASAC Validation

Forecast Milestone Timeframe:	July 1, 2021 to December 31, 2021
Milestone Reports Due Date:	January 31, 2022

	Target Achievements	Measures of Success
A	20 kg samples produced from the production plant for internal test and customer evaluation.	Produced ASAC meets committed quality, and quantity.
B	Batch samples from the production plant sent to LOI end users for final validation.	Final purchase orders signed by the end users

Milestone 3
Milestone Objective:	Production Operations & Optimization

Forecast Milestone Timeframe:	January 1, 2022 to June 30, 2022
Milestone Reports Due Date:	July 31, 2022

	Target Achievements	Measures of Success
A	Streamline the production process to meet the quality and quantity of signed POs	Production report indicating produced volumes and QA/QC testing.
B	Expand the ASAC types to be produced from the plant, pursue additional end user engagements and eventually gain their signed PO’s	New customer POs (as achieved)
C	Review and evaluate actual plant operating costs and identify opportunities to improve safety, quality, efficiency, reliability and sustainability.	Plant operability report and recommended improvements

SDTC-2021-A-3754	SDTC CONFIDENTIAL	Page 29 of 38

SDTC Project Reporting Schedule:

Documentation to be submitted to SDTC	M1	M2	M3	Last Milestone
Milestone Results Report (with accompanying relevant appendices) (1)	Yes	Yes	Yes	Yes
Corporate Snapshot (including the Milestone Expense Summary)	Yes	Yes	Yes	Yes
Detailed Expense Report	If requested	If requested	If requested	Yes
Environmental Benefits Report (2)	Yes – Initial Report	Update if applicable	Update if applicable	Yes – Final Report
Third Party Financial Audit	If requested	If requested	If requested	If requested
Marketing and Commercialization Report	No	If requested	If requested	Yes
Post Project Reporting Questionnaire	N/A	N/A	N/A	Annually for five years post-Project completion

(1)	The Milestone Results reports are to be accompanied by any relevant appendices or separate documentation that clearly summarizes and explains the results achieved in relation to the targeted measures of success.

(2)	An initial third-party Environmental Benefits Report is due as part of the Milestone 1 reporting package. After Milestone 1, if there is any change to the technology that would have an impact on the estimated environmental benefits associated with the technology, the initial Environmental Benefits Report must be updated and submitted to SDTC after the relevant Milestone. A final Environmental Benefits Report is required.

SDTC-2021-A-3754	SDTC CONFIDENTIAL	Page 30 of 38

Schedule C

Project Budget, Funding Sources and Payment Schedule

C.1 Project Budget

SDTC-2021-A-3754	SDTC CONFIDENTIAL	Page 31 of 38

C.2 Project Funding Sources

Funding Source Summary

SDTC-2021-A-3754	SDTC CONFIDENTIAL	Page 32 of 38

C.3 Payment Schedule

SDTC PAYMENT #1 - (Initial Payment – Advance Milestone #1)

Amount: $1,255,845.88

Payment process trigger:

●	Execution of the Project Funding Agreement

Required Reports due: None

SDTC PAYMENT #2 – (Advance Milestone #2)

Amount: $1,153,929.75

Payment process trigger:

●	Successful completion of all Milestone 1 activities and deliverables.

●	Receipt and acceptance by SDTC of the Milestone 1 Reports as established in Schedule B, attached hereto.

●	Evidence satisfactory to SDTC that sufficient financing is in place to complete the rest of the Project.

Required Reports due: Refer to Schedule B, attached hereto

SDTC PAYMENT #3 – (Advance Milestone #3)

Amount: $1,055,224.37

Payment process trigger:

●	Successful completion of all Milestone 2 activities and deliverables.

●	Receipt and acceptance by SDTC of the Milestone 2 Reports as established in Schedule B, attached hereto.

●	Evidence satisfactory to SDTC that sufficient financing is in place to complete the rest of the Project.

Required Reports due: Refer to Schedule B, attached hereto

SDTC PAYMENT # 4 – (Final Payment – Release of Holdback)

Amount: $385,000.00 (Holdback)

Payment process trigger:

●	Successful completion of the Project and receipt and acceptance by SDTC of the last Milestone Reports as established in Schedule B, attached hereto.

Required Reports due: Refer to Schedule B, attached hereto

SDTC-2021-A-3754	SDTC CONFIDENTIAL	Page 33 of 38

Schedule D

Consortium Members

Recipient:

AdvEn Industries Inc. was established 2011 and is headquartered in Edmonton, AB, with eight employees plus two contractors. AdvEn are pre-revenue and are currently producing commercial samples.

Corporate Address:	9407-3 – 20th Avenue NW, Edmonton, AB T6N 1E5

Primary Contact:	Yanguang Yuan
Title:	Chairman and CEO
Telephone:	403 681-7772
E-mail:	Yanguang.Yuan@Adven-Industries.com

Secondary Contact:	Brad Kearl
Title:	Business Development Manager
Telephone:	403 614-3002
E-mail:	Brad.Kearl@AdvEn-Industries.com

Financial Contact:	Shelly Xiao
Title:	COO
Telephone:	403 909-0656
E-mail:	shelly.xiao@adven-industries.com

Private or Public Company: Private

Consortium Member 1

Flow Filters Corp. produces high-quality air filters for the greenhouse industry. Lead adopter. They are headquartered in Bolton, ON with two employees and will contribute $200K in-kind to the Project for in-product testing.

Corporate Address:	12 McCague Crt, Tottenham, ON L0G 1W0

Primary Contact:	Tristan Tirone
Title:	Director
Telephone:	647 229-5350
E-mail:	tristan@flowfilters.com

Private or Public Company: Private

Consortium Member 2

The University of British Columbia – School of Engineering develops next-generation energy storage devices leveraging nanomaterials. They will contribute $83K in-kind for product assessment and specifications development.

Corporate Address:	3223 Engineering Management Education, 1137 Alumni Ave, Kelowna, BC V1V 1V7

Primary Contact:	Dr. Jian Liu
Title:	Assistant Professor: School of Engineering - UBC Okanagan
Telephone:	250 807-8708
E-mail:	jian.liu@ubc.ca

Private or Public Company: Academia

SDTC-2021-A-3754	SDTC CONFIDENTIAL	Page 34 of 38

Consortium Member 3

Kîwetinohk Resources Corporation is an oil and gas producer interested in capturing associated gas (methane and carbon dioxide) from active oil wells. These gases could be sold, used for enhanced oil recovery or sequestered. Incorporated in 2018 with 38 employees. They will provide product assessment to the Project.

Corporate Address:	Suite 1900, 250 2nd St SW Calgary, AB T2P 0C1

Primary Contact:	Kurt Molnar
Title:	Senior Vice President, Business Development
Telephone:	587 392-4424
E-mail:	kmolnar@kiwetinohk.com

Private or Public Company: Private

SDTC-2021-A-3754	SDTC CONFIDENTIAL	Page 35 of 38

Schedule E

SDTC - Project Reporting Requirements

SDTC uses a risk-based reporting methodology, and throughout the course of the Project, the Recipient will be required to submit various reports to SDTC. These reports are to be submitted at the end of each Milestone, or as requested by your SDTC Investment Lead. Templates for these reports will be provided to the Recipient by SDTC. These reports will generally consist of:

1.	MILESTONE RESULTS REPORTS

These reports are submitted at the end of each Milestone and they serve to provide SDTC with a summary of the Milestone and Project achievements compared to the contracted goals and objectives.

2.	CORPORATE SNAPSHOT

This spreadsheet is submitted at the end of each Milestone, or upon request by SDTC. This snapshot consists of:

●	An update of the Recipient’s latest financial statements and cash flow forecast

●	A summary of the latest milestone expenses and the associated funding sources

●	An update on the latest Project-related employment data and intellectual property filings

●	An update on the latest sales forecast related to the Project technology

3.	DETAILED EXPENSE REPORT

This spreadsheet is used to track all Project Expenses. This report is to be submitted at the end of the Project, or as requested during the Project Period.

4.	ENVIRONMENTAL BENEFITS REPORTS

Environmental Benefits Reports serve to validate the forecasted environmental impacts attributable to the Project technology.

a)       The Environmental Benefits – Initial Report. A third party prepares this report, and it includes all baseline measures, along with anticipated Project inputs and outputs.

b)       The Environmental Benefits – Final Report. If there have been changes to the technology during the Project period, this updated report summarizes the revised anticipated benefits associated with the technology.

5.	MARKETING AND COMMERCIALIZATION REPORT

This report provides a summary of the Recipient’s updated company Business Plan. This will include a summary of the latest tactical marketing plan that describes the planned post-Project activities for the commercialization and marketing of the technology.

6.	FINANCIAL AUDIT

During the course of the Project, SDTC has the right to request that a third-party auditor undertake a financial audit of the claimed Eligible Project costs.

POST-PROJECT REPORTING REQUIREMENTS

All Recipients are required to report on the status of the market roll out of the Project technology for a period of five (5) years beyond the Project completion date. This annual reporting will be done via Excel spreadsheets that will be sent to the Recipient by SDTC. Failure to comply with the post-Project reporting requirements is considered an Event of Default.

SDTC-2021-A-3754	SDTC CONFIDENTIAL	Page 36 of 38

Schedule F

Environmental and Economic Benefits Forecast

Pathway to Environmental Benefits:

Approximately half of the activated carbon is made from coal via an energy-intensive process involving separate carbonization and steam activation steps. The rest is made by substituting various forms of biomass for the coal, e.g., wood chips, peat, olive pits or coconut shells. The preferred method for producing the specialty grade of activated carbon used in the super-capacitor and ultra-filtration applications uses coconut shells as a feedstock and replaces steam activation with chemical activation with KOH as the activating agent. ZnCl2 or H3PO4 are alternative agents. KOH activation of coconut shells is considered the baseline process.

AdvEn’s technology used asphaltenes or refinery wastes (“L-C refiner bottoms”) as a feedstock and a combination of two catalysts as activation agents. The synergetic effect of their proprietary mixture of catalysts reduces energy consumption compared to the baseline process by 80%.

Pathway to Economic Benefits:

AdvEn plans to sell its activated carbon directly to the specialty markets (water treatment, food and beverage, mining, gas and air filtering, chemical production, pharmaceuticals, automotive, catalyst production and supercapacitors). Three lead adopters have been identified so far as entry points to these segments: Flow Filters, Tianjin Lishen (Lishen), Changchun Meihe Science and Technology Development Co. (Meihe). Each has provided an off-take agreement dependent on AdvEn establishing the capability to produce a minimum batch size and demonstrate batch-to-batch reproducibility. This Project would allow AdvEn to do so.

Key assumptions for benefits forecasting:

	Parameter	Value
1	Sales unit description	KgAC
2	Primary Environmental Benefit Calculation Factor (Canada)	0.00001617 kt CO2e
3	Primary Environmental Benefit Calculation Factor (ROW)	0.00001617 kt CO2e

Projected Benefits Forecast

Year	Region	Price per unit		Projected sales volume (units/year)	Projected Revenue (Sales volume X sale price per unit)		Number of Active Units in ref. year	Projected annual primary environmental benefits (active units X calc. benefit factor)
2026	Canada ROW	$ $	22.87 22.87	1,159,800 2,650,200	$ $	26,524,626 101,016,790	1,159,800 2,650,200	18.75 kt CO2e 42.84 kt CO2e
2031	Canada ROW	$ $	22.87 22.87	2,320,200 5,300,400	$ $	53,062,974 121,220,148	2,320,200 5,300,400	37.51 kt CO2e 85.68 kt CO2e

SDTC-2021-A-3754	SDTC CONFIDENTIAL	Page 37 of 38

DocuSign SECURED

Certificate Of Completion

Envelope Id: DEE21C98A9444AAFA7369B1AAAE64E51
Subject: Please DocuSign: 21A_3754_PFA_F_20210315.docx-AdvEn
Source Envelope:
Document Pages: 38
Certificate Pages: 5
AutoNav: Enabled
EnvelopeId Stamping: Enabled
Time Zone: (UTC-05:00) Eastern Time (US & Canada)

Signatures: 3
Initials: 74

Status: Completed

Envelope Originator:
Diana Smithson
45 O'Connor Street
Suite 1850
Ottawa, ON K1P 1A4
d.smithson@sdtc.ca
IP Address: 174.113.4.182

Record Tracking

Status: Original March 26, 2021 | 11:34	Holder: Diana Smithson d.smithson@sdtc.ca	Location: DocuSign

Signer Events	Signature	Timestamp
Diana Smithson d.smithson@sdtc.ca Contracts Sustainable Development Technology Canada Security Level: Email, Account Authentication (None)	DS Signature Adoption: Pre-selected Style Using IP Address: 174.113.4.182	Sent: March 26, 2021 | 11:43 Viewed: March 26, 2021 | 11:44 Signed: March 26, 2021 | 11:44
Electronic Record and Signature Disclosure: Not Offered via DocuSign		
Yanguang Yuan Yanguang.yuan@adven-industries.com Security Level: Email, Account Authentication (None)	DocuSigned by: B43BDEC2555B42B... Signature Adoption: Uploaded Signature Image Using IP Address: 174.0.226.25	Sent: March 26, 2021 | 11:44 Viewed: March 26, 2021 | 12:05 Signed: March 26, 2021 | 12:09
Electronic Record and Signature Disclosure: Accepted: March 26, 2021 | 12:05 ID: 0b821260-ab97-4dcf-9ed4-cbbe53013b8c Company Name: Sustainable Development Technology Canada		
Christine Charbonneau c.charbonneau@sdtc.ca VP, Corporate Services Sustainable Development Technology Canada Security Level: Email, Account Authentication (None)	DocuSigned by: 9C51F9124541428... Signature Adoption: Uploaded Signature Image Using IP Address: 204.237.88.46	Sent: March 26, 2021 | 12:09 Viewed: March 26, 2021 | 12:56 Signed: March 26, 2021 | 12:57
Electronic Record and Signature Disclosure: Not Offered via DocuSign		
Leah Lawrence l.lawrence@sdtc.ca President and CEO Sustainable Development Technology Canada Security Level: Email, Account Authentication (None)	DocuSigned by: 3BEF88EEA60B479... Signature Adoption: Uploaded Signature Image Using IP Address: 64.229.239.188	Sent: March 26, 2021 | 12:57 Viewed: March 26, 2021 | 12:59 Signed: March 26, 2021 | 12:59
Electronic Record and Signature Disclosure: Not Offered via DocuSign

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Envelope Sent	Hashed/Encrypted	March 26, 2021 | 11:43
Certified Delivered	Security Checked	March 26, 2021 | 12:59
Signing Complete	Security Checked	March 26, 2021 | 12:59
Completed	Security Checked	March 26, 2021 | 12:59

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